Exhibit 99.1

Driven Brands announces appointment of Damien Harmon to Board of Directors

Company adds new independent director

Charlotte, NC – Driven Brands Holdings (NASDAQ: DRVN), today announced the election of Damien Harmon to its Board of Directors, effective January 1, 2024. Harmon will also serve as a member of the Compensation Committee.

“We’re thrilled to have Damien join our Board,” said Jonathan Fitzpatrick, CEO and President of Driven Brands. “His deep experience in competitive and evolving retail environments and intense focus on delivering exceptional customer experiences will be invaluable as we continue to execute our strategy.”

Harmon serves as the senior executive vice president of customer, channel experiences & enterprise services for Best Buy Co. Inc. In this role, he is responsible for the end-to-end customer experience and the work that enhances every interaction with Best Buy customers and its employees. His areas of responsibility include stores and operations, in-home services and sales, virtual experiences, call centers, membership, and customer strategy, relationship offerings and insights. He also leads Geek Squad, Best Buy’s national tech-support organization dedicated to helping customers learn about and enjoy their technology.

“I am honored to join the Board at Driven Brands as it grows its business and serve its employees, and truly appreciative of the opportunity,” said Harmon. “With my more than two decades of retail and leadership experience, I look forward to doing what I can to help drive their strategic growth forward.”

Before his current position, Harmon served as Best Buy’s Executive Vice President of Omnichannel where he established a dedicated operations plan to enhance the company’s ability to create seamless experiences for Best Buy customers. He also oversaw Best Buy’s real estate portfolio, stores, operations, services, and experiences that span from stores to virtual to in customers’ homes.

In addition to his time at Best Buy, Harmon has held executive-level roles at Bridgestone Americas Inc., including serving as President of GCR Commercial Tires and as the Chief Operating Officer of Bridgestone Retail Operations.

Harmon holds a Bachelor’s Degree in Management from the University of Phoenix.

About Driven Brands

Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive needs, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Take 5 Car Wash®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Driven Brands has more than 4,900 locations across 14 countries, and services over 70 million vehicles annually. Driven Brands’ network generates approximately $2.3 billion in annual revenue from approximately $6.2 billion in system-wide sales.

Contacts

Dawn Francfort

ICR, Inc.

investors@drivenbrands.com

(203) 682-8200

Media inquiries:

Taylor Blanchard

taylor.blanchard@drivenbrands.com

(704) 644-8129